EXHIBIT 3.2

ARTICLES OF AMENDMENT TO THE CHARTER

OF

FRANKLIN FINANCIAL NETWORK, INC.

(Control Number 0545877)

Pursuant to the provisions of Section 48-20-101 of the Tennessee Business Corporation Act, the undersigned corporation adopts the following articles of amendment to its charter:

1. Name. The name of the corporation is:

FRANKLIN FINANCIAL NETWORK, INC.

2. The amendment adopted is that Articles 3 and 4 are replaced in their entirety with the following:

3. Registered Office and Agent. The corporation’s registered office is 3301 Aspen Grove Drive, Suite 200, Franklin, Tennessee 37067, which is located in Williamson County, and its registered agent at that office is Richard E. Herrington.

4. Principal Office. The address of the principal office of the corporation shall be 3301 Aspen Grove Drive, Suite 200, Franklin, Tennessee 37067.

3. The Corporation is a for-profit corporation.

4. The amendment was adopted by the Board of Directors on November 15, 2007.

5. The amendment will become effective upon filing of this amendment with the Secretary of State.

Dated this 15th day of November, 2007.

FRANKLIN FINANCIAL NETWORK, INC.:

By:	/s/ Richard E. Herrington
Richard E. Herrington, President/CEO

SECRETARY’S CERTIFICATE

I, being the Secretary of Franklin Financial Network, Inc., a Tennessee corporation (the “Corporation”), hereby certify that the following resolution was duly adopted by the Board of Directors on November 15, 2007, and that such resolution has not been repealed or revoked, but is currently in full force and effect.

RESOLVED, that the Charter of the Corporation be amended to change the principal address to 3301 Aspen Grove Drive, Suite 200, Franklin, Tennessee 37067, and change the registered agent of the Bank to Richard E. Herrington at such address.

IN WITNESS WHEREOF, I have affixed my signature as Secretary of the Corporation this 15th day of November, 2007.

/s/ Mandy M. Garland
Mandy M. Garland, Secretary